Sub-Items 77I & 77Q1(d). Terms of New or Amended Securities

Dreyfus Premier GNMA Fund (the "Corporation") Dreyfus GNMA Fund (the "Fund")

At a meeting held on July 25, 2016, the Board of Directors of the Corporation, on behalf of the Fund, approved a proposal to offer Class I shares of the Fund.

A description of the Fund's Class I shares is included in the Fund's prospectus and statement of additional information filed as part of Post-Effective Amendment No. 53 to the Corporation's Registration Statement ("Post-Effective Amendment No. 53"), filed with the Securities and Exchange Commission on August 25, 2016, and is incorporated by reference herein.

A revised Rule 18f-3 Plan for the Fund was filed as Exhibit (n) to Post-Effective Amendment No. 53 and is incorporated by reference herein.